EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors and Stockholders of

Boyd Gaming Corporation and Subsidiaries:

We consent to the incorporation by reference in this Registration Statement of Boyd Gaming Corporation on Form S-4 of our report dated March 3, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph on the Company’s adoption of Statement of Accounting Standards No. 142, “Goodwill and Other Intangible Assets”) appearing in the Annual Report on Form 10-K of Boyd Gaming Corporation for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    Deloitte & Touche LLP

Deloitte & Touche LLP

Las Vegas, Nevada

March 3, 2004